OPERATING EXPENSE LIMITATION AND SECURITY AGREEMENT

between Two Roads Shared Trust and Redwood Investment Management, LLC

dated September 18, 2013

APPENDIX A

As amended: February 26, 2018

Fund	Operating Expense Limit	Minimum Duration
Redwood Managed Volatility Fund
Class I	1.67%	March 1, 2019
Class N	1.92%	March 1, 2019
Class Y	1.43%	March 1, 2019

TWO ROADS SHARED TRUST,

On behalf of the Funds included herein on Appendix A

By: /s/ Jim Colantino

Name: Jim Colantino

Title: President

REDWOOD INVESTMENT MANAGEMENT, LLC

By: /s/ Michael Messinger

Name: Michael Messinger

Title: Principal